Evergreen Strategic Income Fund: Semiannual Report as of October 31, 2002

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
8	FINANCIAL HIGHLIGHTS
12	SCHEDULE OF INVESTMENTS
19	STATEMENT OF ASSETS AND LIABILITIES
20	STATEMENT OF OPERATIONS
21	STATEMENTS OF CHANGES IN NET ASSETS
22	NOTES TO FINANCIAL STATEMENTS
28	TRUSTEES AND OFFICERS

This semiannual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

December 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholder:

We are pleased to provide the semiannual report for the Evergreen Strategic Income Fund, which covers the six-month period ended October 31, 2002.

Market analysis

The fixed income markets provided investors with a variety of outcomes over the past six months. Many different bonds alternately benefited and struggled from weaker than expected economic growth, fears of terror, potential war with Iraq, and investor mistrust of corporate America. These uncertainties caused many fixed income investors to seek the perceived safety of the United States government bond market. Indeed, the yield on the 10-year Treasury bond declined from approximately 5.4% in April to less than 3.6% in September, despite a federal budget deficit of more than $150 billion for fiscal year 2002. During that same time, the yield on the 30-year U.S. Treasury bond fell from 5.79% to 4.99%. For the rest of the Treasury market, the environment was also positive as yields fell and prices rose due to the slow recovery.

Despite the significant drop in yields, the environment created challenges for the corporate bond market. The accounting scandals increased investor concerns about future corporate earnings, as did the slower than expected economy. As a result, investors demanded higher yield premiums for corporate bonds relative to their U.S. Treasury counterparts -- a situation that caused corporate bonds to underperform other fixed income sectors.

These problems also translated into the high yield market. The weak recovery led to a high number of corporate defaults, resulting in widening spreads relative to Treasuries and falling prices for lower-quality issues.

LETTER TO SHAREHOLDERS continued

Investors in the mortgage-backed securities market also faced unsettled conditions. The huge decline in rates propelled significant mortgage refinancing activity. While good for consumers, the prepayment of mortgages is often difficult for investors in this market, because when mortgages are paid off prior to maturity, they are removed from portfolios, decreasing investors’ income streams.

Looking ahead, it appears the Federal Reserve Board is finished with its easing cycle. At the conclusion of its most recent Federal Open Market Committee meeting, the Fed lowered its target for the federal funds rate by a larger than expected 50 basis points. In addition, monetary policymakers switched their policy bias to neutral, indicating the risks to the economy are evenly balanced between weakness and inflation. With inflation still quite low, we expect rates to remain at current levels well into next year, enabling the economy to gather strength and solidify the recovery.

As clarity improves on the geopolitical front, and economic fundamentals improve, we would expect Treasury yields to begin a gradual climb from the 40-year lows experienced in 2002. We remain optimistic that corporate and mortgage-backed securities sectors may provide attractive total returns as spreads narrow relative to Treasuries and demand improves for these issues. Opportunities in this environment may also improve for investors in the high yield market, since they trade similar to equities and are most leveraged for an economic recovery.

Diversification remains important

An environment like the past six months offers many reasons for building and maintaining a diversified portfolio rather than making investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) can also be

* A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

LETTER TO SHAREHOLDERS continued

an effective tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of October 31, 2002

“In the near term, our strategy will be tied to the strength of the domestic economy. Should the economic outlook brighten and the stock market manage a sustained recovery, we are likely to shorten the fund’s duration to guard against the impact of rising rates. If the U.S. dollar reverses its recent declines and begins to regain strength, we are likely to hedge more of our international holdings.”

MANAGEMENT TEAM

Prescott B. Crocker, CFA
High Yield Bond Team Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 4/14/1987
	Class A	Class B	Class C	Class I
Class Inception Date	4/14/1987	2/1/1993	2/1/1993	1/13/1997

6-month return with sales charge	0.18%	-0.23%	2.77%	N/A

6-month return w/o sales charge	5.17%	4.77%	4.77%	5.33%

Average Annual Return*

1 year with sales charge	6.01%	5.37%	8.38%	N/A

1 year w/o sales charge	11.21%	10.37%	10.38%	11.55%

5 year	3.36%	3.28%	3.57%	4.81%

10 year	6.64%	6.40%	6.39%	7.20%

Maximum Sales Charge	4.75%	5.00%	2.00%	N/A
	Front-End	CDSC	CDSC

30-day SEC yield	6.14%	5.70%	5.71%	6.70%

6-month income dividends per share	$0.19	$0.17	$0.17	$0.19

*Adjusted for maximum applicable sales charge, unless noted.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Classes B, C and I prior to their inception is based on the performance of Class A, the original class offered. The historical returns for Classes B, C and I have not been adjusted to reflect the effect of each class’ 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Classes B and C would have been lower while returns for Class I would have been higher. Returns reflect expense limits previously in effect for all classes, without which returns would have been lower.

2 Source: 2002 Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 9/30/2002.

The fixed income Style Box placement is based on a fund’s average effective maturity or duration and the average credit rating of the bond portfolio.

FUND AT A GLANCE continued

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen Strategic Income Fund Class A shares,1 versus a similar investment in the Lehman Brothers Aggregate Bond Index (LBABI) and the Consumer Price Index (CPI).

The LBABI is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

U.S. government guarantees apply only to the underlying securities of the fund’s portfolio and not to the fund’s shares.

Funds that invest in high yield, lower-rated bonds may contain more risks due to the increased possibility of default.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

All data is as of October 31, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class A shares had a total return of 5.17% for the six-month period ended October 31, 2002, excluding any applicable sales charges. During the same period, the Lehman Brothers Aggregate Bond Index returned 5.90%, while the median return of funds in the Lipper Multi-Sector Income Funds Classification was -0.22%. Lipper Inc. is an independent monitor of mutual fund performance.

What was the investment environment like during the six-month period?

A worldwide economic slowdown caused interest rates to fall and bond prices to rally in major fixed income markets. However, U.S. high yield bonds lost value as rising default rates and widening spreads between the yields of high yield and Treasury bonds penalized high yield investors.

PORTFOLIO CHARACTERISTICS
(as of 10/31/2002)

Total Net Assets	$262,464,200

Average Credit Quality*	BB-

Effective Maturity	7.2 years

Average Duration	4.7 years

*Source: Standard & Poor’s
What were your principal strategies?

Because of signs of stagnant growth in the global economy, we positioned the fund relatively conservatively while seeking to take advantage of strengthening values of the euro and other currencies against the U.S. dollar. We tried to keep the duration of government bonds long to benefit from the rally in those securities. Duration measures a bond’s sensitivity to interest rate changes. At the same time, we were cautious in our investments in the domestic high yield market, keeping the credit quality relatively high.

In our high yield investments, we emphasized defensive industries such as retailing and gaming and underweighted the troubled telecommunications sector. At the end of the fiscal period, one-third of the portfolio was invested in the domestic high yield market, 11% in U.S. government securities, and the remainder in international, investment-grade securities and emerging market debt. Currency investments were left mostly unhedged to take advantage of the rising values of other currencies versus the U.S. dollar.

PORTFOLIO COMPOSITION
(as a percentage of 10/31/2002 portfolio assets)

Corporate Bonds	31.2%

Foreign Bonds	29.6%

Short-Term Investments	17.0%

Yankee Obligations	12.3%

U.S. Treasury Obligations	9.9%

What types of investments had the greatest impact on fund returns?

Throughout the six-month period, our careful country selection and analysis of currency trends led to strong relative performance by both our emerging market and non-dollar, investment-grade investments. While the domestic high yield market struggled during the period, our decisions to overweight the retail, gaming and broadcasting industries, while underweighting telecommunications companies, helped the fund outperform the

PORTFOLIO MANAGER INTERVIEW continued

high yield benchmarks. Our investments in U.S. government securities also supported the fund’s performance.

PORTFOLIO QUALITY*
(as a percentage of 10/31/2002 market value of bonds)

AAA	41.0%

BBB	5.8%

BB	15.9%

B	28.7%

CCC or less	2.4%

NA	6.2%

*Source: Standard & Poor’s

What is your outlook?

In the near term, our strategy will be tied to the strength of the domestic economy. Should the economic outlook brighten and the stock market manage a sustained recovery, we are likely to shorten the fund’s duration to guard against the impact of rising rates. If the U.S. dollar reverses its recent declines and begins to regain strength, we are likely to hedge more of our international holdings. At the same time, we expect the fund’s currency exposures to commodity-based countries such as Canada, Australia and New Zealand will contribute a greater portion of investment return.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended October 31, 2002 (unaudited)[1]
		Year Ended April 30,
		2002[2]	2001[1]	2000	1999	1998[1]
CLASS A
Net asset value, beginning of period	$5.83	$5.74	$6.12	$6.79	$7.21	$6.82
Income from investment operations
Net investment income	0.19	0.35	0.52	0.53	0.51	0.50
Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.11	0.16	-0.40	-0.63	-0.41	0.38
Total from investment operations	0.30	0.51	0.12	-0.10	0.10	0.88

Distributions to shareholders from
Net investment income	-0.19	-0.32	-0.40	-0.49	-0.52	-0.49
Tax basis return of capital	0	-0.10	-0.10	-0.08	0	0
Total distributions to shareholders	-0.19	-0.42	-0.50	-0.57	-0.52	-0.49

Net asset value, end of period	$5.94	$5.83	$5.74	$6.12	$6.79	$7.21
Total return[3]	5.17%	9.37%	2.09%	-1.58%	1.58%	13.20%
Ratios and supplemental data
Net assets, end of period (thousands)	$139,879	$130,934	$122,223	$129,885	$162,192	$193,618
Ratios to average net assets
Expenses[4]	1.20%[5]	1.23%	0.87%	0.72%	1.02%	1.27%
Net investment income	6.27%[5]	6.02%	8.06%	8.36%	7.41%	6.80%
Portfolio turnover rate	86%	304%	322%	187%	222%	237%

1.  Net investment income per share is based on average shares outstanding during the period.

2.  As required, effective May 1, 2001 the fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies , and began amortizing premium on its fixed-income securities. The effects of this change for the year ended April 30, 2002 was a decrease in net investment income per share of $0.02; an increase in net realized gains or losses per share of $0.02; and a decrease to the ratio of net investment income to average net assets of 0.45%. The above per share information, ratios and supplemental data for the periods prior to May 1, 2001 have not been restated to reflect this change in presentation.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended October 31, 2002 (unaudited)[1]
		Year Ended April 30,
		2002[2]	2001[1]	2000	1999	1998[1]
CLASS B
Net asset value, beginning of period	$5.85	$5.75	$6.14	$6.81	$7.25	$6.85
Income from investment operations
Net investment income	0.16	0.29	0.48	0.49	0.47	0.44
Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.12	0.19	-0.41	-0.64	-0.44	0.39
Total from investment operations	0.28	0.48	0.07	-0.15	0.03	0.83

Distributions to shareholders from
Net investment income	-0.17	-0.28	-0.36	-0.44	-0.47	-0.43
Tax basis return of capital	0	-0.10	-0.10	-0.08	0	0
Total distributions to shareholders	-0.17	-0.38	-0.46	-0.52	-0.47	-0.43

Net asset value, end of period	$5.96	$5.85	$5.75	$6.14	$6.81	$7.25
Total return[3]	4.77%	8.74%	1.18%	-2.29%	0.56%	12.47%
Ratios and supplemental data
Net assets, end of period (thousands)	$86,077	$77,471	$83,347	$104,110	$120,669	$113,136
Ratios to average net assets
Expenses[4]	1.95%[5]	1.98%	1.61%	1.47%	1.76%	2.05%
Net investment income	5.52%[5]	5.27%	7.34%	7.60%	6.68%	6.08%
Portfolio turnover rate	86%	304%	322%	187%	222%	237%

1.  Net investment income per share is based on average shares outstanding during the period.

2.  As required, effective May 1, 2001 the fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies , and began amortizing premium on its fixed-income securities. The effects of this change for the year ended April 30, 2002 was a decrease in net investment income per share of $0.03; an increase in net realized gains or losses per share of $0.03; and a decrease to the ratio of net investment income to average net assets of 0.45%. The above per share information, ratios and supplemental data for the periods prior to May 1, 2001 have not been restated to reflect this change in presentation.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended October 31, 2002 (unaudited)[1]
		Year Ended April 30,
		2002[2]	2001[1]	2000	1999	1998[1]
CLASS C
Net asset value, beginning of period	$5.84	$5.75	$6.13	$6.80	$7.24	$6.84
Income from investment operations
Net investment income	0.16	0.32	0.46	0.49	0.45	0.44
Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.12	0.15	-0.38	-0.64	-0.42	0.39
Total from investment operations	0.28	0.47	0.08	-0.15	0.03	0.83

Distributions to shareholders from
Net investment income	-0.17	-0.28	-0.36	-0.44	-0.47	-0.43
Tax basis return of capital	0	-0.10	-0.10	-0.08	0	0
Total distributions to shareholders	-0.17	-0.38	-0.46	-0.52	-0.47	-0.43

Net asset value, end of period	$5.95	$5.84	$5.75	$6.13	$6.80	$7.24
Total return[3]	4.77%	8.56%	1.35%	-2.30%	0.55%	12.48%
Ratios and supplemental data
Net assets, end of period (thousands)	$34,355	$22,554	$16,746	$14,655	$16,265	$19,639
Ratios to average net assets
Expenses[4]	1.95%[5]	1.98%	1.63%	1.47%	1.77%	2.05%
Net investment income	5.52%[5]	5.25%	7.26%	7.61%	6.65%	6.10%
Portfolio turnover rate	86%	304%	322%	187%	222%	237%

1.  Net investment income per share is based on average shares outstanding during the period.

2.  As required, effective May 1, 2001 the fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies , and began amortizing premium on its fixed-income securities. The effects of this change for the year ended April 30, 2002 was a decrease in net investment income per share of $0.02; an increase in net realized gains or losses per share of $0.02; and a decrease to the ratio of net investment income to average net assets of 0.45%. The above per share information, ratios and supplemental data for the periods prior to May 1, 2001 have not been restated to reflect this change in presentation.

3.  Excluding applicable sales charges

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended October 31, 2002 (unaudited)[1]
		Year Ended April 30,
		2002[2]	2001[1]	2000	1999	1998[1]
CLASS I3
Net asset value, beginning of period	$5.74	$5.65	$6.02	$6.63	$7.04	$6.65
Income from investment operations
Net investment income	0.19	0.35	0.51	0.55	0.51	0.46
Net realized and unrealized gains or losses on securities and foreign currency related transactions	0.11	0.17	-0.37	-0.59	-0.39	0.41
Total from investment operations	0.30	0.52	0.14	-0.04	0.12	0.87

Distributions to shareholders from
Net investment income	-0.19	-0.33	-0.41	-0.49	-0.53	-0.48
Tax basis return of capital	0	-0.10	-0.10	-0.08	0	0
Total distributions to shareholders	-0.19	-0.43	-0.51	-0.57	-0.53	-0.48

Net asset value, end of period	$5.85	$5.74	$5.65	$6.02	$6.63	$7.04
Total return	5.33%	9.67%	2.41%	-0.61%	1.83%	13.46%
Ratios and supplemental data
Net assets, end of period (thousands)	$2,797	$1,779	$1,584	$1,386	$1,647	$1,442
Ratios to average net assets
Expenses[4]	0.95%[5]	0.98%	0.62%	0.47%	0.75%	1.01%
Net investment income	6.59%[5]	6.27%	8.30%	8.63%	7.64%	6.83%
Portfolio turnover rate	86%	304%	322%	187%	222%	237%

1.  Net investment income per share is based on average shares outstanding during the period.

2.  As required, effective May 1, 2001 the fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies , and began amortizing premium on its fixed-income securities. The effects of this change for the year ended April 30, 2002 was a decrease in net investment income per share of $0.03; an increase in net realized gains or losses per share of $0.03; and a decrease to the ratio of net investment income to average net assets of 0.45%. The above per share information, ratios and supplemental data for the periods prior to May 1, 2001 have not been restated to reflect this change in presentation.

3.  Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

CORPORATE BONDS 33.3%
CONSUMER DISCRETIONARY 13.8%
Auto Components 1.9%
Advance Stores Co., Inc., Ser. B, 10.25%, 04/15/2008	B	$2,000,000	$ 2,100,000
Collins & Aikman Products Co., 11.50%, 04/15/2006 (p)	B	1,415,000	1,177,988
Dana Corp., 6.25%, 03/01/2004	BB	1,200,000	1,155,000
Intermet Corp., 9.75%, 06/15/2009 (p)	B+	520,000	447,200
4,880,188
Hotels, Restaurants & Leisure 5.4%
Argosy Gaming Co., 10.75%, 06/01/2009	B+	1,100,000	1,215,500
Chumash Casino & Resort Enterprise, 9.00%, 07/15/2010 144A	BB-	290,000	303,412
Coast Hotels & Casinos, Inc., 9.50%, 04/01/2009 (p)	B	1,100,000	1,160,500
Hollywood Casino Corp., 1.00%, 08/01/2006	B-	1,500,000	1,552,500
Isle of Capri Casinos, Inc., 8.75%, 04/15/2009	B	1,100,000	1,105,500
John Q Hammons Hotels LP, Ser. B, 8.875%, 05/15/2012	B	1,000,000	967,500
Mandalay Resort Group, Ser. B, 10.25%, 08/01/2007 (p)	BB-	1,000,000	1,077,500
Six Flags, Inc., 8.875%, 02/01/2010	B	640,000	563,200
Station Casinos, Inc., 9.875%, 07/01/2010 (p)	B+	1,000,000	1,082,500
Tricon Global Restaurants, Inc., 8.875%, 04/15/2011	BB	1,000,000	1,090,000
Vail Resorts, Inc., 8.75%, 05/15/2009	B	1,000,000	985,000
Venetian Casino Resort LLC, 11.00%, 06/15/2010 144A	B-	1,935,000	1,993,050
WCI Communities, Inc., 10.625%, 02/15/2011	B	1,150,000	1,037,875
14,134,037
Household Durables 1.7%
K. Hovnanian Enterprises, Inc., 10.50%, 10/01/2007 (p)	BB-	955,000	997,975
MDC Holdings, Inc., 8.375%, 02/01/2008	BB+	210,000	215,250
Meritage Corp., 9.75%, 06/01/2011	B	500,000	512,500
Sealy Mattress Co., Ser. B, 9.875%, 12/15/2007 (p)	B-	1,200,000	1,098,000
Simmons Co., Ser. B, 10.25%, 03/15/2009 (p)	B-	1,600,000	1,712,000
4,535,725
Leisure Equipment & Products 0.6%
Hockey Co., 11.25%, 04/15/2009	B	675,000	648,000
Icon Health & Fitness, Inc., 11.25%, 04/01/2012 144A	B-	1,100,000	995,500
Outboard Marine Corp., Ser. B, 10.75%, 06/01/2008 (g)+	NR	1,425,000	0
1,643,500
Media 2.7%
AMC Entertainment, Inc., 9.875%, 02/01/2012	CCC+	1,100,000	981,750
Cinemark USA, Inc., Ser. B, 9.625%, 08/01/2008 (p)	B-	1,200,000	1,167,000
Echostar DBS Corp., 9.375%, 02/01/2009	B+	2,360,000	2,371,800
Emmis Communications, Sr. Disc. Note, Step Bond, 0.00%, 03/15/2006 †	B-	2,000,000	1,585,000
LIN Television Corp., 8.375%, 03/01/2008 (p)	B-	1,000,000	1,042,500
7,148,050
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

CORPORATE BONDS continued
CONSUMER DISCRETIONARY continued
Multi-line Retail 0.5%
Petco Animal Supplies, Inc., 10.75%, 11/01/2011 (p)	B	$1,100,000	$ 1,171,500
Specialty Retail 1.0%
Hollywood Entertainment Corp., 10.625%, 08/15/2004	B-	1,200,000	1,206,000
United Rentals, Inc., 10.75%, 04/15/2008 (p)	BB	1,600,000	1,496,000
2,702,000
CONSUMER STAPLES 1.1%
Food & Drug Retailing 0.5%
Carrols Corp., 9.50%, 12/01/2008	B-	1,500,000	1,350,000
Food Products 0.6%
New World Pasta Co., 9.25%, 02/15/2009	B-	1,200,000	1,134,000
Swift & Co., 10.125%, 10/01/2009 144A	B+	600,000	519,000
1,653,000
ENERGY 3.6%
Energy Equipment & Services 1.2%
Parker Drilling Co., Ser. B, 10.125%, 11/15/2009	B+	2,000,000	1,950,000
SESI, LLC, 8.875%, 05/15/2011	BB-	1,200,000	1,206,000
3,156,000
Oil & Gas 2.4%
Chesapeake Energy Corp., 8.125%, 04/01/2011 (p)	B+	1,100,000	1,127,500
Giant Industries, Inc., 11.00%, 05/15/2012	B	1,170,000	684,450
Mission Resources Corp., 10.875%, 04/01/2007	B-	545,000	329,725
Pioneer Natural Resources Co., 9.625%, 04/01/2010	BB+	1,200,000	1,408,134
Plains Exploration & Production Co. LP, 8.75%, 07/01/2012 144A	B	1,200,000	1,206,000
Tri-Union Development Corp., 12.50%, 06/01/2006	D	908,500	744,970
Vintage Petroleum, Inc., 9.75%, 06/30/2009	B	700,000	722,750
6,223,529
FINANCIALS 0.8%
Diversified Financials 0.7%
Sprint Capital Corp., 7.625%, 01/30/2011	BBB-	1,200,000	968,323
Ucar Finance, Inc., 10.25%, 02/15/2012	B	1,200,000	810,000
1,778,323
Real Estate 0.1%
MeriStar Hospitality Corp., 9.125%, 01/15/2011 REIT	B	550,000	449,625
HEALTH CARE 1.1%
Health Care Equipment & Supplies 0.8%
Advanced Med Optics Inc., 9.25%, 07/15/2010	B	1,120,000	1,131,200
Rotech Healthcare, Inc., 9.50%, 04/01/2012 144A	B+	1,000,000	950,000
2,081,200
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

CORPORATE BONDS continued
HEALTH CARE continued
Health Care Providers & Services 0.3%
Pacificare Health Systems, Inc., 10.75%, 06/01/2009	B+	$ 875,000	914,375
INDUSTRIALS 3.0%
Aerospace & Defense 0.1%
BE Aerospace, Inc., 9.50%, 11/01/2008 (p)	B	410,000	282,900
Commercial Services & Supplies 1.1%
Allied Waste, Inc., Ser. B, 10.00%, 08/01/2009 (p)	B+	2,500,000	2,412,500
Coinmach Corp., 9.00%, 02/01/2010	B	500,000	517,500
2,930,000
Construction & Engineering 0.6%
Schuler Homes, Inc., 10.50%, 07/15/2011 (p)	B+	1,565,000	1,568,912
Machinery 0.9%
AGCO Corp., 8.50%, 03/15/2006	BB-	1,100,000	1,083,500
Terex Corp., 8.875%, 04/01/2008	B	1,500,000	1,290,000
2,373,500
Marine 0.3%
CP Ships, Ltd., 10.375%, 07/15/2012 144A	BB+	675,000	698,625
MATERIALS 5.6%
Chemicals 1.6%
Acetex Corp., 10.875%, 08/01/2009 (p)	B+	1,000,000	1,055,000
FMC Corp., 10.25%, 11/01/2009 144A	BB+	920,000	952,200
Lyondell Chemical Co.:
9.50%, 12/15/2008	BB	50,000	47,000
Ser. A, 9.625%, 05/01/2007	BB	1,050,000	1,005,375
Noveon, Inc., Ser. B, 11.00%, 02/28/2011	B	940,000	1,010,500
4,070,075
Containers & Packaging 2.0%
Four M Corp., Ser. B, 12.00%, 06/01/2006	B	1,000,000	1,040,000
Owens-Illinois, Inc., 7.35%, 05/15/2008 (p)	B+	1,200,000	1,077,000
Riverwood International Corp., 10.875%, 04/01/2008 (p)	CCC+	905,000	923,100
Stone Container Finance Co., 11.50%, 08/15/2006 144A	B	2,000,000	2,130,000
5,170,100
Metals & Mining 1.2%
Alltrista Corp., 9.75%, 05/01/2012 144A	B-	770,000	773,850
Bulong Operations Property, Ltd., 12.50%, 03/31/2012 (g)+	NR	2,000,000	50,000
Freeport-McMoran Copper & Gold, Inc., 7.50%, 11/15/2006 (p)	B-	1,200,000	1,035,000
Metallurg, Inc., Ser. B, 11.00%, 12/01/2007	CCC+	1,675,000	1,415,375
3,274,225
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

CORPORATE BONDS continued
MATERIALS continued
Paper & Forest Products 0.8%
Buckeye Cellulose Corp., 8.50%, 12/15/2005	B+	$ 850,000	701,250
Georgia Pacific Corp., 8.125%, 05/15/2011 (p)	BB+	1,600,000	1,386,418
2,087,668
TELECOMMUNICATION SERVICES 3.0%
Diversified Telecommunication Services 1.5%
AT&T Corp., 7.30%, 11/15/2011 (p)	BBB+	1,200,000	1,178,293
Panamsat Corp., 8.50%, 02/01/2012 144A	B	2,050,000	1,855,250
Paxson Communications Corp.:
10.75%, 07/15/2008	B-	225,000	187,875
Sr. Disc. Note, Step Bond, 0.00%, 01/15/2006 †	B-	1,100,000	544,500
3,765,918
Wireless Telecommunications Services 1.5%
AT&T Wireless Services, Inc., 7.875%, 03/01/2011 (p)	BBB	2,300,000	2,004,482
Nextel Communications, Inc., 9.375%, 11/15/2009 (p)	B	1,605,000	1,384,313
Rogers Wireless Inc, 9.625%, 05/01/2011	BB+	745,000	618,350
4,007,145
UTILITIES 1.3%
Electric Utilities 0.9%
Tucson Electric Power Co., Ser. B, 7.50%, 08/01/2008	Ba2	2,218,808	2,374,125
Gas Utilities 0.4%
El Paso Energy Partners LP, 8.50%, 06/01/2011 (p)	BB-	1,200,000	1,074,000
Total Corporate Bonds			87,498,245
FOREIGN BONDS-CORPORATE (PRINCIPAL AMOUNT
DENOMINATED IN CURRENCY INDICATED) 4.0%
FINANCIALS 3.6%
Banks 3.6%
AB Spintab, 7.50%, 06/15/2004, SEK	NA	40,000,000	4,559,186
Realkredit Danmark, 6.00%, 10/01/2032, DKK	Aaa	35,828,183	4,746,968
9,306,154
INFORMATION TECHNOLOGY 0.4%
Electronic Equipment & Instruments 0.4%
Flextronics International, Ltd., 9.75%, 07/01/2010, EUR	BB-	1,115,000	1,070,658
Total Foreign Bonds-Corporate			10,376,812
FOREIGN BONDS-GOVERNMENT (PRINCIPAL AMOUNT
DENOMINATED IN CURRENCY INDICATED) 28.1%
Australia:
6.25%, 04/15/2015, AUD	Aaa	11,550,000	6,686,391
7.50%, 07/15/2005, AUD	AAA	8,200,000	4,851,339
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

FOREIGN BONDS-GOVERNMENT (PRINCIPAL AMOUNT
DENOMINATED IN CURRENCY INDICATED) continued
Canada:
5.10%, 09/15/2007, CAD	AAA	3,450,000	$ 2,283,599
6.00%, 06/01/2008-06/01/2011, CAD	AAA	16,035,000	11,035,922
Germany, 5.00%, 01/04/2012, EUR	Aaa	5,300,000	5,429,698
Hungary:
7.75%, 04/12/2005, HUF	NA	600,000,000	2,388,211
9.50%, 06/12/2003, HUF	NA	1,886,800,000	7,721,584
New Zealand:
7.00%, 07/15/2009, NZD	AAA	13,100,000	6,631,951
8.00%, 11/15/2006, NZD	AAA	13,750,000	7,158,090
Norway:
5.75%, 11/30/2004, NOK	AAA	20,000,000	2,665,039
6.00%, 05/16/2011, NOK	AAA	15,000,000	1,984,697
Sweden:
3.50%, 04/20/2006, SEK	AAA	81,500,000	8,617,058
5.50%, 10/08/2012, SEK	AAA	25,000,000	2,804,624
United Kingdom, 7.25%, 12/07/2007, GBP	AAA	2,000,000	3,542,551
Total Foreign Bonds-Government			73,800,754
U.S. TREASURY OBLIGATIONS 10.7%
U.S. Treasury Notes:
3.25%, 08/15/2007	AAA	$12,304,000	12,590,942
3.50%, 11/15/2006	AAA	10,791,000	11,194,767
4.375%, 05/15/2007	AAA	4,050,000	4,342,815
Total U.S. Treasury Obligations			28,128,524
YANKEE OBLIGATIONS-CORPORATE 2.9%
CONSUMER DISCRETIONARY 0.3%
Media 0.3%
Imax Corp., 7.875%, 12/01/2005	CCC	1,200,000	873,000
ENERGY 0.6%
Oil & Gas 0.6%
YPF S.A., 7.25%, 03/15/2003	B+	1,600,000	1,488,000
FINANCIALS 1.1%
Diversified Financials 1.1%
Ono Finance Plc, 14.00%, 02/15/2011	CCC-	3,080,000	693,000
PTC International Finance, 11.25%, 12/01/2009	B+	2,140,000	2,185,072
2,878,072
MATERIALS 0.9%
Paper & Forest Products 0.9%
Ainsworth Lumber, Ltd., 12.50%, 07/15/2007	B-	1,095,000	1,127,850
Tembec Industries, Inc., 7.75%, 03/15/2012	BB+	1,100,000	1,086,250
2,214,100
Total Yankee Obligations-Corporate			7,453,172
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Credit Rating (v)	Principal Amount	Value

YANKEE OBLIGATIONS-GOVERNMENT 11.0%
Brazil, Ser. L, 8.00%, 04/15/2014	B+	$3,201,666	$ 1,872,975
El Salvador, 8.25%, 04/10/2032 144A	BB+	1,720,000	1,616,800
Philippines:
8.375%, 03/12/2009	BB+	855,000	864,619
9.375%, 01/18/2017	BB+	6,000,000	6,195,000
Russia, Sr. Disc. Note, Step Bond, 5.00%, 03/31/2007 †	BB-	14,210,000	10,884,860
United Mexican States:
8.30%, 08/15/2031	BBB-	3,045,000	3,029,775
8.375%, 01/14/2011	BBB-	3,985,000	4,303,800
Total Yankee Obligations-Government			28,767,829

		Shares	Value

COMMON STOCKS 0.0%
CONSUMER DISCRETIONARY 0.0%
Hotels, Restaurants & Leisure 0.0%
Premier Cruise Line, Ltd. h *+		74,059	0
ENERGY 0.0%
Oil & Gas 0.0%
Tri-Union Development Corp. *		589	6
Tribo Petroleum Corp., Class A *		1,000	10
16
INFORMATION TECHNOLOGY 0.0%
Computers & Peripherals 0.0%
Ampex Corp., Class A *		144,252	11,540
Total Common Stocks			11,556
PREFERRED STOCKS 0.0%
INFORMATION TECHNOLOGY 0.0%
Computers & Peripherals 0.0%
Ampex Corp. (h)		418	0
WARRANTS 0.0%
FINANCIALS 0.0%
Diversified Financials 0.0%
Ono Finance Plc, Expiring 12/20/2002 144A*+		2,000	20
Ono Finance Plc, Expiring 5/31/2009 144A*+		2,000	100
Total Warrants			120
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002 (unaudited)

	Shares	Value

SHORT-TERM INVESTMENTS 18.4%
MUTUAL FUND SHARES 18.4%
Evergreen Institutional Money Market Fund (o)	25,119,359	$ 25,119,359
Navigator Prime Portfolio (pp)	23,226,700	23,226,700
Total Short-Term Investments		48,346,059
Total Investments (cost $279,497,300) 108.4%		284,383,071
Other Assets and Liabilities (8.4%)		(21,918,871)
Net Assets 100.0%		$ 262,464,200

144A	Security that may be sold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. This security has been determined to be liquid under guidelines established by the Board of Trustees.
+	Security is deemed illiquid and is valued using market quotations where readily available. In the absence of market quotations, the security is valued based upon its fair value determined under procedures approved by the Board of Trustees.
*	Non-income producing security.
(g)	Security which has defaulted on payment of interest and/or principal. The fund has stopped accruing interest on this security.
(o)	The advisor of the fund and the advisor of the money market fund are each a division of Wachovia Corporation.
†	Security initially issued in zero coupon form which converts to coupon form at a specified rate and date. An effective interest rate is applied to recognize interest income daily for the bond. This rate is based on total expected interest to be earned over the life of the bond which consists of the aggregate coupon-interest payments and discount at acquisition. The rate shown is the stated rate at the current period end.
(p)	All or a portion of this security is on loan.
(pp)	Represents investment of cash collateral received from securities on loan.
(v)	Credit ratings are unaudited and rated by Moody’s Investors Service where Standard and Poor’s ratings are not available.
(h)	No market quotation available. Valued at fair value as determined in good faith under procedures established by the Board of Trustees.

Summary of Abbreviations:
AUD	Australian Dollar
CAD	Canadian Dollar
EUR	Eurodollar
DKK	Danish Krone
GBP	United Kingdom Pound Sterling
HUF	Hungarian Franc
NOK	Norwegian Krone
NZD	New Zealand Dollar
REIT	Real Estate Investment Trust
SEK	Swedish Krona
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

October 31, 2002 (unaudited)

Assets
Identified cost of securities	$ 279,497,300
Net unrealized gains on securities	4,885,771

Market value of securities	284,383,071
Receivable for securities sold	6,737,192
Receivable for Fund shares sold	797,357
Interest receivable	5,516,256
Receivable for closed forward foreign currency exchange contracts	249,571
Unrealized gains on forward foreign currency exchange contracts	504,070
Prepaid expenses and other assets	136,080

Total assets	298,323,597

Liabilities
Distributions payable	1,329,897
Payable for securities purchased	9,587,631
Payable for Fund shares redeemed	656,901
Payable for closed forward foreign currency exchange contracts	274,474
Unrealized losses on forward foreign currency exchange contracts	721,935
Payable for securities on loan	23,226,700
Advisory fee payable	3,733
Distribution Plan expenses payable	4,226
Due to other related parties	716
Accrued expenses and other liabilities	53,184

Total liabilities	35,859,397

Net assets	$ 262,464,200

Net assets represented by
Paid-in capital	$ 344,440,114
Overdistributed net investment income	(430,357)
Accumulated net realized losses on securities and foreign currency related transactions	(86,279,069)
Net unrealized gains on securities and foreign currency related transactions	4,733,512

Total net assets	$ 262,464,200

Net assets consists of
Class A	$ 139,525,924
Class B	85,864,610
Class C	34,282,640
Class I	2,791,026

Total net assets	$ 262,464,200

Shares outstanding
Class A	23,497,502
Class B	14,411,169
Class C	5,763,754
Class I	477,389

Net asset value per share
Class A	$ 5.94
Class A -- Offering price (based on sales charge of 4.75%)	$ 6.24
Class B	$ 5.96
Class C	$ 5.95
Class I	$ 5.85

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Six Months Ended October 31, 2002 (unaudited)

Investment income
Interest (net of foreign withholding taxes of $22,188)	$ 9,220,618

Expenses
Advisory fee	651,149
Distribution Plan expenses
Class A	169,073
Class B	407,171
Class C	139,243
Administrative services fees	123,478
Transfer agent fee	265,115
Trustees' fees and expenses	2,881
Printing and postage expenses	16,821
Custodian fee	97,661
Registration and filing fees	4,351
Professional fees	10,282
Other	873

Total expenses	1,888,098
Less: Expense reductions	(2,052)

Net expenses	1,886,046

Net investment income	7,334,572

Net realized and unrealized gains or losses on securities and foreign currency related transactions
Net realized gains or losses on:
Securities	5,164,442
Foreign currency related transactions	(1,107,330)

Net realized gains on securities and foreign currency related transactions	4,057,112
Net change in unrealized gains or losses on securities and foreign currency related transactions	525,107

Net realized and unrealized gains on securities and foreign currency related transactions	4,582,219

Net increase in net assets resulting from operations	$ 11,916,791

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Six Months Ended October 31, 2002 (unaudited)		Year Ended April 30, 2002

Operations
Net investment income		$ 7,334,572		$ 12,697,170
Net realized gains or losses on securities and foreign currency related transactions		4,057,112		(10,549,354)
Net change in unrealized gains or losses on securities and foreign currency related transactions		525,107		17,411,967

Net increase in net assets resulting from operations		11,916,791		19,559,783

Distributions to shareholders from
Net investment income
Class A		(4,275,209)		(6,673,070)
Class B		(2,268,019)		(4,051,975)
Class C		(775,261)		(904,509)
Class I*		(79,986)		(97,168)
Tax basis return of capital
Class A		0		(2,318,169)
Class B		0		(1,407,622)
Class C		0		(314,219)
Class I*		0		(33,755)

Total distributions to shareholders		(7,398,475)		(15,800,487)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class A	3,253,238	19,095,015	2,963,451	16,963,105
Class B	3,002,484	17,697,613	3,057,967	17,593,950
Class C	2,559,194	15,070,784	1,472,812	8,448,726
Class I*	352,405	2,029,221	58,874	331,390

		53,892,633		43,337,171

Net asset value of shares issued in reinvestment of distributions
Class A	382,964	2,250,060	1,003,114	5,727,223
Class B	179,650	1,059,105	535,062	3,064,118
Class C	52,671	309,837	102,956	589,023
Class I*	4,673	28,683	7,567	42,538

		3,647,685		9,422,902

Automatic conversion of Class B shares to Class A shares
Class A	289,859	1,691,996	1,695,229	9,788,829
Class B	(288,869)	(1,691,996)	(1,688,252)	(9,788,829)

		0		0

Payment for shares redeemed
Class A	(2,882,277)	(16,913,448)	(4,514,684)	(25,795,810)
Class B	(1,722,065)	(10,146,430)	(3,151,402)	(18,084,184)
Class C	(709,466)	(4,182,778)	(629,182)	(3,592,366)
Class I*	(189,678)	(1,090,703)	(37,017)	(208,078)

		(32,333,359)		(47,680,438)

Net increase in net assets resulting from capital share transactions		25,206,959		5,079,635

Total increase in net assets		29,725,275		8,838,931
Net assets
Beginning of period		232,738,925		223,899,994

End of period		$ 262,464,200		$ 232,738,925

Overdistributed net investment income		$ (430,357)		$ (1,217,046)

* Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).
See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS (unaudited)

1. ORGANIZATION

Evergreen Strategic Income Fund (the “Fund”) is a diversified series of Evergreen Fixed Income Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Class A, Class B, Class C and Institutional (“Class I”) shares. Class A shares are sold with a front-end sales charge. Class B and Class C shares are sold without a front-end sales charge, but pay a higher ongoing distribution fee than Class A and are sold subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class I shares are sold without a front-end sales charge or contingent deferred sales charge.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Listed equity securities are usually valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Foreign currency translation

All assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts at the date of valuation. Purchases and sales of portfolio securities and income items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. The Fund does not separately account for that portion of the results of operations resulting from changes in foreign exchange rates on investments and the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gains or losses on securities.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

c. Foreign currency contracts

A foreign currency contract is an obligation to purchase or sell a specific currency for an agreed-upon price at a future date. The Fund enters into foreign currency contracts to facilitate transactions in foreign-denominated securities and to attempt to minimize the risk to the Fund from adverse changes in the relationship between currencies. Foreign currency contracts are recorded at the forward rate and marked-to-market daily. When the contracts are closed, realized gains and losses arising from such transactions are recorded as realized gains or losses on foreign currency related transactions. The Fund could be exposed to risks if the counterparties to the contracts are unable to meet the terms of their contracts or if the value of the foreign currency changes unfavorably.

d. Securities lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

e. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

f. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

g. Distributions

Distributions to shareholders from net investment income are accrued daily and paid monthly. Distributions from net realized gains are recorded on the ex-dividend date.

Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

h. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid a fee at an annual rate of 2% of the Fund’s gross investment income plus an amount determined by applying percentage rates to the average daily net assets of the Fund, starting at 0.41% and declining to 0.16% as net assets increase.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. (“EDI”), a wholly-owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plans, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class A shares and 1.00% of the average daily net assets for Class B and Class C shares.

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities, were as follows for the six months ended October 31, 2002:

Cost of Purchases		Proceeds from Sales

U.S.Government	Non-U.S.Government	U.S. Government	Non-U.S. Government

$46,112,786	$163,574,603	$66,582,366	$134,056,626

At October 31, 2002, the Fund had forward foreign exchange contracts outstanding as follows:

Forward Foreign Currency Exchange Contracts to Buy:

Exchange Date	Contracts to Receive	U.S. Value at October 31, 2002	In Exchange for U.S. $	Unrealized Gain

11/27/2002	10,000,000 Eurodollar	$9,871,105	$9,647,000	$224,105
11/27/2002	12,000,000 Eurodollar	11,845,325	11,565,360	279,965

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

Forward Foreign Currency Exchange Contracts to Sell:

Exchange Date	Contracts to Deliver	U.S. Value at October 31, 2002	In Exchange for U.S. $	Unrealized Gain

11/27/2002	32,000,000 Eurodollar	$31,587,535	$30,865,600	$721,935

The Fund loaned securities during the six months ended October 31, 2002 to certain brokers. At October 31, 2002, the value of securities on loan and the value of collateral (including accrued interest) amounted to $22,853,623 and $23,226,700, respectively. During the six months ended October 31, 2002, the Fund earned $10,717 in income from securities lending.

On October 31, 2002, the aggregate cost of securities for federal income tax purposes was $279,497,300. The gross unrealized appreciation and depreciation on securities based on tax cost was $14,861,243 and $9,975,472, respectively, with a net unrealized appreciation of $4,885,771.

As of April 30, 2002, the Fund had $88,389,757 in capital loss carryovers for federal income tax purposes expiring as follows:

2003	2004	2008	2009	2010

$7,390,184	$35,072,322	$12,246,758	$14,759,243	$18,921,250

For income tax purposes, capital and currency losses incurred after October 31 within the Fund’s fiscal year are deemed to arise on the first business day of the following fiscal year. As of April 30, 2002, the Fund has incurred and elected to defer post October currency losses of $618,527.

6. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

During the six months ended, October 31, 2002, the Fund did not participate in the interfund lending program.

7. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $2,052, which represents 0.00% of its average daily net assets on an annualized basis.

8. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

9. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the six months ended October 31, 2002, the Fund had no borrowings under this agreement.

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TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL -- South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993 Other directorships: None	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.
OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

1 Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

2 Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

3 The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

4 The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

5 The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

Additional information about the fund’s Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $213 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of October 31, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

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of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

564358 12/2002

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034